Exhibit 21.1

Subsidiaries of the Registrant

MetroPCS Wireless, Inc.

MetroPCS California/Florida, Inc.

MetroPCS Chico, Inc.

MetroPCS Georgia, Inc.

GWI PCS1, Inc.

GWI PCS2, Inc.

GWI PCS3, Inc.

GWI PCS4, Inc.

GWI PCS5, Inc.

GWI PCS6, Inc.

GWI PCS7, Inc.

GWI PCS8, Inc.

GWI PCS9, Inc.

GWI PCS10, Inc.

GWI PCS11, Inc.

GWI PCS12, Inc.

GWI PCS13, Inc.

GWI PCS14, Inc.

Reauction, Inc.

PCS81, LLC